As filed with the Securities and Exchange Commission on December 18, 2018

Registration No. 333-174001

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT
Under
The Securities Act of 1933

Cambium Learning Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	27-0587428
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

17855 Dallas Parkway, Suite 400 Dallas, Texas 75287 (888) 399-1995
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barbara Benson
Chief Financial Officer
Cambium Learning Group, Inc.
17855 Dallas Parkway, Suite 400
Dallas, Texas 75287
 (888) 399-1995
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Presutti Schulte Roth & Zabel LLP 919 Third Ave. New York, NY 10022 (212) 756-2000	Scott McWhorter General Counsel Cambium Learning Group, Inc. 17855 Dallas Parkway, Suite 400 Dallas, Texas 75287 (888) 399-1995

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” or an “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
Cambium Learning Group, Inc. (the “Registrant”) previously registered 24,338,024 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) and 596,668 warrants to purchase Common Stock under the Registration Statement on Form S-3 (No. 333-174001) filed by the Registrant with the Securities and Exchange Commission on May 6, 2011 (the “Registration Statement”).
On December 18, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of October 12, 2018, by and among the Registrant, Cambium Holding Corp. (formerly known as Campus Holding Corp.) (“Parent”), and Campus Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).
As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. This Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Registrant in the Registration Statement, to deregister the remaining unissued shares of Common Stock and warrants to purchase Common Stock that were registered for issuance but remain unsold under the Registration Statement. The Registration Statement is hereby amended to reflect the deregistration of all such shares and warrants.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No.1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, in the State of Texas, on this 18th day of December 2018.

Cambium Learning Group, Inc.

By:	/s/ Barbara Benson
Barbara Benson
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.